Exhibit (a)(1)(C)

IRIDEX CORPORATION

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR NEW OPTIONS

ELECTION FORM

THE OFFER EXPIRES AT 5:00 P.M., PACIFIC DAYLIGHT TIME, ON AUGUST 27, 2009,

UNLESS THE OFFER IS EXTENDED

Before signing this Election Form, please make sure you have received, read and understand the documents that make up this offer to exchange certain outstanding options for new options (the “offer”), including (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”); (2) the email from Theodore A. Boutacoff, our President and Chief Executive Officer, dated July 30, 2009; and (3) this Election Form, together with its instructions, before completing and signing this Election Form. The offer is subject to the terms of these documents, as they may be amended. The offer provides eligible employees the opportunity to exchange eligible options for new options as set forth in Section 2 of the Offer to Exchange. This offer expires at 5:00 p.m., Pacific Daylight Time, on August 27, 2009, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the offer documents, if you elect to exchange your eligible options, the number of new options you receive will depend on the exercise price and number of eligible options that you elect to exchange pursuant to the offer, as described in Section 2 of the Offer to Exchange. None of the new options will be vested on the date of grant. Each new option will be subject to a vesting schedule based on the grant date of the eligible option that was cancelled in exchange for such new option. Depending on the grant date of such eligible option, the vesting period of the new option issued in exchange for such eligible option is scheduled to occur over a certain period, between 6 months and 42 months, following the grant date of the new option, subject to your continued service to us or our subsidiaries through each relevant vesting date. See Section 9 of the Offer to Exchange for further details. You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking one of the boxes below and completing and signing this Election Form. Please be sure to follow the instructions, which are attached. To participate in this offer, you must sign, date and deliver the completed Election Form by 5:00 p.m., Pacific Daylight Time, on August 27, 2009 (unless we extend the offer), to Susan Bruce by hand delivery to 1212 Terra Bella Avenue, Mountain View, CA 94043, by fax at (650) 940-4710 or by email at sbruce@iridex.com.

Only responses that are complete, signed and actually received by Susan Bruce via hand delivery, fax or email by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Please check the appropriate box:

☐	Yes, I wish to participate in the offer as to ALL of my eligible options.

All of my eligible options will be cancelled irrevocably on the cancellation date, currently expected to be August 27, 2009.

☐	Yes, I wish to participate in the offer as to my eligible options listed below (please list):

(Previously submitted Election Forms, if any, will be disregarded upon submitting a new, properly completed Election Form. As a result, your new Election Form must indicate all eligible options you wish to exchange in the offer.)

Option Grant Number	Grant Date

My eligible options that are specifically listed above will be cancelled irrevocably on the cancellation date, currently expected to be August 27, 2009.

OR

☐	No, I wish to REJECT the offer with respect to all of my eligible options.

If I previously have accepted the offer with respect to some or all of my eligible options, this will act as a withdrawal of that acceptance and I will NOT participate in the offer.

I understand that this Election Form will replace any Election Form I previously submitted.

In making this election, I agree that IRIDEX may use, collect and transfer my personal data for the purpose of implementing, administering and managing my participation in the offer. Such personal data may be transferred to IRIDEX and to any third parties assisting IRIDEX with the offer, and these recipients may be located in the U.S. or elsewhere.

Please note that you may change your election by submitting a new, properly completed and signed Election Form prior to the expiration date, which will be 5:00 p.m., Pacific Daylight Time, on August 27, 2009, unless IRIDEX extends the offer. The last valid Election Form in place at the time of expiration of the offer will control. If no valid Election Form is in place at the time of expiration of the offer, you will be deemed to have rejected the offer with respect to all of your eligible options.

Your signature and submission of this Election Form indicates that you have read and agreed to the Election Instructions attached hereto.

(SIGNATURE PAGE FOLLOWS)

(Signature of Employee or Authorized Signatory)

(Employee’s Name, please print in full)

Employee’s Email Address

Date and Time: , 2009,
(Date) (Time)

HAND DELIVER, FAX OR EMAIL THIS ENTIRE ELECTION FORM TO SUSAN BRUCE NO LATER THAN 5:00 P.M., PACIFIC DAYLIGHT TIME, ON AUGUST 27, 2009.

Hand deliver to 1212 Terra Bella Avenue, Mountain View, CA 94043,

Fax to (650) 940-4710,

or

Email to sbruce@iridex.com.

DELIVERY OF YOUR ELECTION FORM OTHER THAN VIA HAND DELIVERY, FAX OR EMAIL WILL NOT CONSTITUTE VALID DELIVERY.

(SIGNATURE PAGE TO ELECTION FORM)

IRIDEX CORPORATION

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	To participate in the offer, you must complete and deliver an Election Form.

A properly completed and signed Election Form must be received by hand delivery, fax or email, by the expiration date, currently expected to be 5:00 p.m., Pacific Daylight Time, on August 27, 2009. To submit your Election Form, you must do the following by the expiration date, currently expected to be 5:00 p.m., Pacific Daylight Time, August 27, 2009:

1. Properly complete and sign the attached Election Form.

2. Deliver the completed, signed and dated Election Form to Susan Bruce by hand delivery to 1212 Terra Bella Avenue, Mountain View, CA 94043, by fax at (650) 940-4710 or via email at sbruce@iridex.com with the completed, signed and dated Election Form attached to your email.

The delivery of all documents, including Election Forms, is at your risk. Delivery will be deemed made only when actually received by Susan Bruce. We intend to confirm the receipt of your Election Form by email within two (2) U.S. business days if you submitted your Election Form by fax or email. IRIDEX will provide a paper confirmation at the time you submit your Election Form if submitted by hand delivery. If you have not received such a confirmation, it is your responsibility to ensure that your Election Form has been received by Susan Bruce by 5:00 p.m., Pacific Daylight Time, on August 27, 2009. Only responses that are properly completed and actually received by Susan Bruce by hand delivery, fax or email by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Our receipt of your Election Form is not by itself an acceptance of your eligible options for exchange. For purposes of the offer, we will be deemed to have accepted eligible options for exchange that are validly tendered and not properly withdrawn as of the expiration of the offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, email or other method of communication.

IRIDEX will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an email confirmation or hand deliver to you a confirmation of receipt of this Election Form, by completing and submitting this election, you waive any right to receive any notice of the receipt of the tender of your eligible options, except as provided for in the Offer to Exchange. Any confirmation of receipt provided to you merely will be a notification that we have received your Election Form and does not mean that your eligible options have been cancelled. Your eligible options that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the offer (but following the expiration of the offer), which cancellation is scheduled to be August 27, 2009.

2.	To change or withdraw prior elections of your eligible options, you must complete and deliver a new Election Form.

Tenders of eligible options made through the offer may be changed or withdrawn at any time on or before 5:00 p.m., Pacific Daylight Time, on August 27, 2009. If IRIDEX extends the offer beyond that time, you may change or withdraw your election of your tendered eligible options at any time until the extended expiration of the offer. In addition, although IRIDEX currently intends to accept your validly tendered eligible options promptly after the expiration of the offer, if we have not accepted your options by 5:00 p.m., Pacific Daylight Time, on September 24, 2009, you may withdraw your tendered eligible options at any time thereafter up to such time as IRIDEX does accept your properly tendered awards.

You may change your election and elect to exchange all of your eligible option grants, some of your eligible options grants, or none of your eligible option grants pursuant to the terms and conditions of the offer. To change an election you previously made with respect to some or all of your eligible options, you must do the following before the expiration date:

1. Properly complete, sign and date the attached Election Form. Since the new Election Form will replace any previously submitted Election Forms, make sure that the new Election Form includes all of the eligible options grants with respect to which you want to accept this offer. Alternatively, if you wish to withdraw all of your eligible option grants from participation in the offer, select the appropriate box indicating your withdrawal with respect to all of your eligible option grants.

2. Deliver the completed, signed and dated Election Form to Susan Bruce by hand delivery to 1212 Terra Bella Avenue, Mountain View, CA 94043, by fax at (650) 940-4710 or via email at sbruce@iridex.com with the completed, signed and dated Election Form attached to your email.

If you withdraw some or all of your eligible options from the offer, you may elect to exchange the withdrawn options again at any time before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date. To re-elect to exchange some or all of your withdrawn eligible options or to elect to exchange additional eligible options, you must submit a new Election Form following the instructions described above.

Your new Election Form must be submitted no later than the expiration date in accordance with the procedures described in these instructions. Since any prior Election Form will be disregarded, your new Election Form must indicate all eligible options you wish to exchange, not just those you wish to add. Your new Election Form must include the required information regarding all of the eligible options you want to exchange and must be signed and clearly dated after the date of any Election Form you previously submitted. Upon the receipt of such a new, properly filled out, signed and dated Election Form, any previously submitted Election Forms will be disregarded and will be considered replaced in full by the new Election Form. You will be bound by the last properly submitted Election Form we receive prior to the expiration date.

3.	Tenders.

If you intend to tender eligible options through the offer, you must tender all of your shares subject to each eligible option grant. You may pick and choose which of your eligible option grants you wish to exchange. If you have exercised a portion of an eligible option, your election will apply to the portion that remains outstanding and unexercised. If you have an eligible option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee beneficially owns a portion of that eligible option, you may accept this offer with respect to the entire remaining outstanding portion of the eligible option if so directed by the beneficial owner as to his or her portion in accordance with the domestic relations order or comparable legal documents. As you are the legal owner of the eligible option, IRIDEX will respect an election properly made by you and accepted by IRIDEX and will not be responsible to you or the beneficial owner of the eligible option for any errors made by you with respect to such an election.

4.	Signatures on this Election.

The Election Form must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the eligible options are subject without alteration, enlargement or any change whatsoever. If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to IRIDEX of the authority of that person to act in that capacity must be submitted with this election.

5.	Other Information on this Election Form.

In addition to signing the Election Form, you must print your name and indicate the date and time at which you signed. You also must include a current email address.

6.	Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange or this Election Form may be directed to Susan Bruce by phone at (650) 962-8848 extension 3052, by email at sbruce@iridex.com, or by mail to Susan Bruce at IRIDEX Corporation, 1212 Terra Bella Avenue, Mountain View, CA 94043. Copies will be furnished promptly at IRIDEX’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any Election Forms. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any Election Forms or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The Election Form must be received on or before 5:00 p.m., Pacific Daylight Time, on August 27, 2009, by Susan Bruce via hand delivery to 1212 Terra Bella Avenue, Mountain View, CA 94043, by fax at (650) 940-4710 or by email at sbruce@iridex.com.

8.	Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the email from Theodore A. Boutacoff, our President and Chief Executive Officer, dated July 30, 2009, before deciding to participate in the offer.

9.	Important Tax Information.

Please refer to Section 14 of the Offer to Exchange, which contains important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.